CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-4325), Registration Statement on Form S-3 (No. 33-54657) and Registration Statement on Form S-3 (No. 333-71003) of Coca-Cola Bottling Co. Consolidated of our report dated February 11, 1999 appearing in this Form 10-K.



PRICEWATERHOUSECOOPERS LLP

Charlotte, North Carolina
March 31, 1999